Exhibit 99.1

                      ACCREDITED MORTGAGE LOAN TRUST 2005-2

                              OFFICER'S CERTIFICATE
               (Section 5.09 of the Sale and Servicing Agreement)


      Pursuant to Section 5.09 of the Sale and Servicing Agreement dated as of May 1, 2005 (the "Agreement"), by and among ACCREDITED MORTGAGE LOAN REIT TRUST, as Seller (the "Seller"), ACCREDITED HOME LENDERS, INC., as Sponsor (in such capacity, the "Sponsor") and as Servicer (in such capacity, the "Servicer"), ACCREDITED MORTGAGE LOAN TRUST 2005-2, as Issuer (the "Trust"), and DEUTSCHE BANK NATIONAL TRUST COMPANY, as Indenture Trustee (the "Indenture Trustee") (the "Agreement"), James A. Konrath, Chairman of the Board of the Servicer, and Jeffrey W. Crawford, Assistant Secretary of the Servicer, hereby state as follows (initially capitalized terms used herein and not otherwise defined have the same meanings as under the Agreement):

      1. They are the duly elected, qualified and acting Chairman of the Board and Assistant Secretary, respectively, of the Servicer.

      2. A review of the activities of the Servicer during the preceding calendar year and of its performance under the Agreement has been made under their supervision.

      3. To the best of their knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such year.

      EXECUTED as of the 15th day of March, 2006.

                                                /s/ James A. Konrath
                                                ---------------------------
                                                James A. Konrath
                                                Chairman of the Board



                                                /s/ Jeffrey W. Crawford
                                                ---------------------------
                                                Jeffrey W. Crawford
                                                Assistant Secretary